Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-191915, 333-152594, 333-122111 and 333-26093 on Form S-8 of AAR CORP. of our reports dated July 15, 2015, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2015, and the effectiveness of internal control over financial reporting as of May 31, 2015, which reports appear in the May 31, 2015 annual report on Form 10-K of AAR CORP.

/s/ KPMG LLP

Chicago, Illinois
July 15, 2015